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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information which has been incorporated by reference in this Post-Effective Amendment No. 7 to the Registration Statement of Allmerica Select Separate Account of Allmerica Financial Life Insurance and Annuity Company on Form N-4 of our report dated February 1, 2001, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated March 16, 2001, relating to the financial statements of Allmerica Select Separate Account of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 28, 2001